Exhibit (99.2)



                               ITEM 7 INFORMATION



     The securities being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned by Stone Street Fund 1999, L.P. ("Stone 1999"), a Delaware limited partnership, or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is the manager of the general partner of Stone 1999. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group.